Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	9.1% increase in quarterly cash dividend payment, to $0.12 per share
•	Net income of $615 thousand, or $0.30 per share, for the first fiscal quarter of 2013
•	Total loans increased by an annualized 9.4% during the three months ended September 30, 2012

Minerva, Ohio— November 1, 2012 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported first fiscal quarter 2013 earnings per share of $0.30 compared to $0.34 for the same period ended September 30, 2011. Net income for the first fiscal quarter of 2013 was $615 thousand, a decrease of $72 thousand, or 10.5%, from the same period last year and an increase of $15 thousand, or 2.5%, from June 30, 2012.

Assets at September 30, 2012 totaled $337.0 million, an increase of $2.2 million from June 30, 2012. Gross loans increased by $4.7 million, or an annualized 9.4%, from June 30, 2012 mainly as a result of expanded calling efforts.

Ralph J. Lober, President and Chief Executive Officer, stated, “The loan growth realized over the past quarter reflects strong business development efforts across the market. Significant activity in consumer and commercial lending continues to allow the Bank to deploy funds into higher yielding asset classes; a shift that is driving the increase in interest income and helping to maintain a consistent net interest margin. Opening and marketing investments made in the first fiscal quarter of 2013 related to the Bank’s newest office in the Canton market have increased Consumers’ visibility in western Stark County.”

Net interest income for the first fiscal quarter of 2013 increased by $106 thousand from the same period last year, with interest income increasing by $31 thousand and interest expense decreasing by $75 thousand. The net interest margin was 3.94% for the current quarter ended September 30, 2012 compared to 3.95% for the previous quarter ended June 30, 2012 and 4.10% for the same period last year. The Corporation’s yield on average interest-earning assets was 4.35% for the three months ended September 30, 2012, a decline from 4.65% for the same period last year. The Corporation’s cost of funds decreased to 0.54% for the three months ended September 30, 2012 from 0.75% for the same period last year.

Other income was $664 thousand for the first quarter of fiscal year 2013 compared with $672 thousand for the same period last year. The decrease is primarily the result of $49 thousand of security gains recognized in the first quarter of fiscal year 2012 compared with $21 thousand of security gains recognized in the first quarter of fiscal year 2013. Other expenses increased $305 thousand, or 11.9%, for the first fiscal quarter of 2013 from the same period last year. This increase was mainly the result of higher salary and benefit expenses primarily associated with staff additions in the lending area and new staff for the Jackson-Belden office that was opened July 31, 2012.

Non-performing assets were $2.0 million at September 30, 2012, compared with $1.9 million at June 30, 2012 and $2.1 million at September 30, 2011. The allowance for loan losses as a percentage of non-performing loans increased to 118.32% at September 30, 2012 from 103.06% at September 30, 2011. The allowance for loan losses as a percent of total loans at September 30, 2012 was 1.15% and annualized net charge-offs to total loans were 0.04% for the three month period ended September 30, 2012 compared with 0.24% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twelve full service locations and a loan production office in Stark, Carroll and Columbiana counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, including employment and real estate markets, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated, changes in levels of market interest rates which could reduce anticipated or actual margins, the nature, extent and timing of governmental actions and reforms, credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights
(Dollars in thousands, except per share data)

	Three Month Period Ended
Consolidated Statements of Income	September 30, 2012	June 30, 2012	September 30, 2011
Total interest income	$3,307	$3,238	$3,276
Total interest expense	326	332	401
Net interest income	2,981	2,906	2,875
Provision for loan losses	25	145	92
Other income	664	650	672
Other expenses	2,867	2,672	2,562
Income before income taxes	753	739	893
Income tax expense	138	139	206
Net income	$615	$600	$687

Basic and diluted earnings per share	$0.30	$0.29	$0.34

Consolidated Statements of Financial Condition	September 30, 2012	June 30, 2012	September 30, 2011
Assets
Cash and cash equivalents	$10,633	$13,745	$21,864
Certificates of deposit in other financial institutions	5,645	5,645	3,675
Securities, available-for-sale	105,662	105,335	98,671
Federal bank and other restricted stocks, at cost	1,186	1,186	1,186
Loans held for sale	408	377	—
Total loans	202,118	197,430	179,901
Less: allowance for loan losses	2,338	2,335	2,087
Net loans	199,780	195,095	177,814
Other assets	13,651	13,378	12,385
Total assets	$336,965	$334,761	$315,595
Liabilities and Shareholders’ Equity
Deposits	$284,457	$284,481	$262,354
Other interest-bearing liabilities	21,432	20,168	25,152
Other liabilities	2,316	2,222	2,042
Total liabilities	308,205	306,871	289,548
Shareholders’ equity	28,760	27,890	26,047
Total liabilities and shareholders’ equity	$336,965	$334,761	$315,595

	At or For the Three Month Period Ended
Performance Ratios:	September 30, 2012	June 30, 2012	September 30, 2011
Return on Average Assets (Annualized)	0.73%	0.74%	0.90%
Return on Average Equity (Annualized)	8.68	8.63	10.55
Average Equity to Average Assets	8.36	8.54	8.49
Net Interest Margin (Fully Tax Equivalent)	3.94	3.95	4.10

Market Data:
Book Value to Common Share	$13.96	$13.56	$12.71
Dividends Paid per Common Share (QTD)	0.12	0.11	0.11
Period End Common Shares	2,060,743	2,056,349	2,049,873

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.04%	0.05%	0.24%
Non-performing Assets to Total Assets	0.59	0.58	0.67
ALLL to Total Loans	1.15	1.18	1.16